SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15 (d) of
                       The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2005


                                GSE Systems, Inc.

             (Exact name of registrant as specified in its charter)
Delaware                          0-26494               52-1868008
--------------------------- --------------- ---------------------------
(State or other jurisdiction     (Commission         (I.R.S. employer
   of incorporation)             file number)        identification no.)

9189 Red Branch Road, Columbia, MD                21045
------------------------------------------------- -----------
(Address of principal executive offices)          (zip code)


Registrant's telephone number, including area code: (410) 772-3500

-----------------------------------------------------------------------

(Former name or former address, if changed since last report)


Item 8.  Other Events

                              http://www.gses.com

AT THE COMPANY
John V. Moran
Chief Executive Officer
410-772-3589


FOR IMMEDIATE RELEASE


                   GSE Systems Announces First Quarter Results

Columbia, Maryland, May 10, 2005-- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported net loss of $1.04 million or $0.12 per diluted share for the quarter ended March 31, 2005. This compares to a net income of $64,000 or $0.01 per diluted share in the comparable quarter in 2004. Revenue for the first three months of 2005 was $6.3 million, compared to $7.6 million in the first quarter of 2004.

Significant changes between the quarter to quarter results reflects several factors, primarily a marked increase in business development activities and expenses and the delay in the award of several large simulation projects.

John V. Moran, GSE's Chief Executive Officer said "The delay in the award of several large international nuclear projects had a significant impact on results. Over the course of the first quarter we took the opportunity to reduce our operating costs in a significant way and look forward to more positive results for the remainder of the year. Our fossil simulation business continued its strong growth, and we entered into contracts with both Westinghouse Electric Company LLC and Pebble Bed Modular Reactor (Pty) Ltd of South Africa to utilize GSE technology in the design of next generation nuclear power plants."

                                      * * *

GSE Systems, Inc. provides real-time simulation and training solutions. The Company has over three decades of experience, over 250 applications, and 100 customers in more than 25 countries. Our software, hardware and integrated solutions leverage proven technologies to deliver real-world business advantages to the process and power industries worldwide including specialty chemical, food and beverage, petroleum refining, pharmaceutical, and fossil and nuclear power generation. GSE Systems is headquartered in Columbia, Maryland. Our global locations include offices in Sweden, Japan and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. Our actual future results may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K for the year ended December 31, 2004, periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.


                       GSE SYSTEMS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

                                                               Three months ended
                                                                   March 31,
                                                           --------------------------
                                                                 2005            2004
                                                           -------------     ---------
Contract revenue                                               $ 6,293        $ 7,561
Cost of revenue                                                  5,238          5,784
                                                           -------------     ---------
Gross profit                                                     1,055          1,777

Operating expenses                                               2,078          1,553
                                                           --------------   -----------
Operating income (loss)                                         (1,023)           224

Other expense, net                                                 (68)          (143)
                                                           ------------     ----------
Income (loss) before income taxes                               (1,091)            81

Provision (benefit) for income taxes                               (49)            17
                                                            ------------    -----------
Net income (loss)                                             $ (1,042)          $ 64
                                                             ===========    ===========

Basic earnings (loss) per common share:                        $ (0.12)        $ 0.01
                                                             ===========    ===========

Weighted average shares outstanding - Basic                  8,996,373      8,949,706
                                                             ===========    ============

Diluted earnings (loss) per common share                       $ (0.12)        $ 0.01
                                                             ===========    ============

Weighted average shares outstanding - Diluted                8,996,373      9,017,105
                                                             ===========    ============




Selected balance sheet data


                                            March 31, 2005           December 31, 2004
                                     -----------------------   -------------------------

Cash and cash equivalents                           $ 94                       $ 868
Current assets                                     9,714                      10,439
Total assets                                      13,445                      14,228

Current liabilities                              $ 8,094                     $ 7,781
Long-term liabilities                                505                         502
Stockholders' equity                               4,846                       5,945

